Exhibit 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA ANNOUNCES DIVIDEND INCREASE

Lake Forest, IL February 21, 2012 – Packaging Corporation of America (NYSE: PKG) announced today that it intends to increase the quarterly cash dividend on its company stock from an annual payout of $0.80 per share to $1.00 per share. The first quarterly dividend of $0.25 per share will be paid on April 13, 2012 to shareholders of record as of March 15, 2012. Future declaration of quarterly dividends, and the establishment of future record and payment dates are subject to the final determination of PCA’s Board of Directors.

Commenting on today’s announcement, Mark W. Kowlzan, Chief Executive Officer of PCA, said, “Today’s announcement of a 25% common stock dividend increase, combined with our $150 million share repurchase authorization announced in December, reflects both our commitment to return value to our shareholders and the overall operating and financial strength of the company”.

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.6 billion in 2011. PCA operates four paper mills and 71 corrugated product plants in 26 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA’s Website: www.packagingcorp.com

Some of the statements in this press release are forward-looking statements. These forward-looking statements include statements about our future dividend policy, and the timing and amount of share repurchases under the share repurchase authorization. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.